EXHIBIT 99.1

Allscripts announces second quarter 2016 results

  All-time record bookings of $362 million, 39 percent growth year-over-year
  GAAP revenue grows 10 percent and non-GAAP revenue grows 13 percent, year-over-year
  Operating and free cash flow grow 85 and 76 percent year-over-year, respectively, in the quarter

CHICAGO, Aug. 04, 2016 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three and six months ended June 30, 2016.

Second Quarter Business Highlights

  OptumCare, part of Optum and UnitedHealth Group, signed a strategic 10-year agreement to deploy the Allscripts TouchWorks® suite as its exclusive electronic health record (EHR) and practice management (PM) solution for physicians. OptumCare is a national health care delivery organization serving more than 8 million people in 49 geographic markets.

  On April 19, Allscripts completed the previously announced transaction that combines the Allscripts Homecare™ business with Netsmart, establishing the combined business as the largest human services and post-acute technology provider in health care. The results of the combined business since April 19 are being consolidated.

  Wyckoff Heights Medical Center, of Brooklyn, New York, substantially expanded its relationship with Allscripts by selecting Sunrise™ to replace its legacy EHR and provide an integrated patient record and support revenue cycle management. In addition, the Medical Center also chose Allscripts for its Managed Services and Professional Services Implementation and Operational support needs.

  The company announced new clients and additional client expansions for its flagship Sunrise suite, managed IT and revenue cycle management services as well as for the Allscripts CareInMotion™ suite of solutions.

  Allscripts earned top scores for the third year in a row, in multiple categories and criteria for its ambulatory EHR, including Allscripts Professional EHR™, Allscripts TouchWorks EHR and Allscripts Sunrise™ Ambulatory Care, from research company Black Book Rankings™.

  Allscripts accelerated investment and growth in the Allscripts EPSi™ solution, the industry’s flagship budgeting, cost accounting and financial decision support platform.

  Wrightington, Wigan and Leigh NHS Foundation Trust (in the United Kingdom) successfully deployed Sunrise as the foundation for its new health information system across five sites, expanding the number of live sites across the National Health Service utilizing Sunrise for patient care.

Paul M. Black, Chief Executive Officer of Allscripts, said, “I am exceptionally pleased with Allscripts second quarter results and accomplishments.  Bookings were an all-time company record, driven by significant new wins in our core business as well as the addition of Netsmart. The new partnership we announced today with OptumCare is a major achievement, creating a long-term opportunity to significantly expand our physician and provider network nationally. We also continue to grow stronger via client expansions and new client adds for our integrated enterprise platform, Sunrise, as well as for Allscripts CareInMotion platform, enabling the transition to value-based care.”

Please see the “Explanation of Non-GAAP Financial Measures” at the end of this press release for detailed information on calculating non-GAAP measures.

Second Quarter and Six-Month Bookings Highlights

Bookings(1) were $362 million in the second quarter 2016, an all-time record for Allscripts and the sixth consecutive quarterly bookings record. This result compares with $260 million in the second quarter of 2015, a 39 percent increase. The Netsmart transaction, which closed on April 19, 2016, contributed $44 million to second quarter bookings. Excluding the Netsmart transaction (“Standalone Allscripts”), bookings totaled $318 million or 22 percent growth.

Bookings results in the second quarter were driven by a significant increase in both new client sales, including the new relationship with OptumCare, as well as add-on sales of the company’s core EHR platforms to clients in both the ambulatory and acute markets. Bookings also benefited from sales of recurring service agreements for remote hosting and revenue cycle management services.

As a result of these factors, software delivery bookings were very strong, increasing 49 percent year-over-year while client services bookings increased 26 percent. Sixty-one percent of second quarter 2016 bookings related to software delivery, while the remaining 39 percent were related to client services.

For the six months ended June 30, 2016, bookings totaled $614 million compared with $496 million in the first six months of 2015, a 24 percent increase. Standalone Allscripts bookings for the six months ended June 30, 2016, totaled $570 million or 15 percent growth year-over-year.

Contract revenue backlog as of June 30, 2016, totaled $4.0 billion, an increase of $443 million from the March 31, 2016, amount.

Mr. Black continued, “I am very encouraged by the momentum we have at Allscripts as we look ahead to the second half of 2016. We are financially strong and growing. Allscripts is pursuing multiple strategic initiatives across the globe to positively impact the critical work our clients perform every day. In particular, the addition of Netsmart creates a unique and comprehensive platform across every venue of care, enabling physicians, health systems and post-acute providers of every type to better connect, collaborate, optimize outcomes and thrive in the rapidly evolving transition to value-based care.”

Second Quarter and Six Month 2016 Revenue Details

Second quarter 2016 GAAP revenue was $387 million, an increase of ten percent year-over-year. Non-GAAP revenue, excluding acquisition-related deferred revenue adjustments related to Netsmart, totaled $397 million, improving 13 percent year-over-year.

The Netsmart transaction contributed an incremental $33 million of revenue on a GAAP basis and $43 million to non-GAAP revenue in the second quarter.

Software delivery, support and maintenance revenue totaled $250 million on a GAAP basis and $258 million on a non-GAAP basis in the second quarter of 2016, an increase of 8 and 11 percent, respectively, compared with the second quarter of 2015. Software delivery, support and maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $137 million on a GAAP basis and $139 million on a non-GAAP basis in the second quarter of 2016, up 15 and 16 percent, respectively, compared with the second quarter of 2015. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance and recurring managed services, increased 15 percent compared with the second quarter of 2015. Non-recurring revenue, comprised of systems sales and other project-based client services revenue, increased five percent, compared with the second quarter of 2015. Growth rates in recurring and non-recurring revenue are equivalent on both a GAAP and non-GAAP revenue basis.

For the six months ended June 30, 2016, GAAP revenue totaled $732 million, an increase of 7 percent year-over-year.

Second Quarter Gross Profit and Operating Expenses

Gross margin in the second quarter of 2016 was 43.1 percent on a GAAP basis and 48.1 percent on a non-GAAP basis, compared with 40.8 and 44.2 percent, respectively, in the second quarter of 2015.

On a GAAP basis, total operating expenses, consisting of selling, general and administrative (SG&A) and research and development (R&D) expenses, were $143 million, or 9 percent increase year-over-year. Non-GAAP operating expenses totaled $133 million, a 15 percent increase in the second quarter of 2016 year-over-year. The increase in operating expense was primarily due to incremental expenses from the consolidation of Netsmart.

Second Quarter and Six Month Net Income, Adjusted EBITDA and Earnings per Share

GAAP net loss attributable to Allscripts stockholders in the second quarter 2016 totaled $10 million compared with a net loss of $3 million in the second quarter of 2015.  The net loss includes an $8 million charge for the accretion of redemption preference on redeemable convertible preferred stock, issued in conjunction with the Netsmart transaction. Non-GAAP net income attributable to Allscripts stockholders in the second quarter of 2016 totaled $27 million, an 18 percent increase compared with the second quarter of 2015. The increase in non-GAAP net income was driven by higher gross margin, strong operating expense control in the quarter and the Netsmart transaction.

GAAP loss per share in the second quarter of 2016 was $0.05 compared with a loss per share of $0.01 in the second quarter of 2015. Non-GAAP earnings per share in the second quarter of 2016 were $0.14, compared with $0.12, an increase of 17 percent compared with the second quarter of 2015. For the six months ended June 30, 2016, GAAP loss per share was $0.04 compared with a $0.07 GAAP loss per share in the first six months of 2015. Non-GAAP earnings per share were $0.27, compared with $0.21, an increase of 29 percent versus the first six months of 2015.

Adjusted EBITDA increased to $78 million in the second quarter of 2016, a 26 percent increase compared with the second quarter of 2015. For the six months ended June 30, 2016, Adjusted EBITDA totaled $140 million, a 25 percent increase compared to the six months ended June 30, 2015.

Adjusted net EBITDA, net of non-controlling interest (“Adjusted net EBITDA”), increased to $70 million in the second quarter of 2016, a 13 percent increase compared with the second quarter of 2015. For the six months ended June 30, 2016, Adjusted net EBITDA totaled $131 million, a 17 percent increase compared to the six months ended June 30, 2015.

Cash flow from operations in the second quarter of 2016 totaled $56 million and $132 million for the six month period ended June 30, 2016, an 85 and 49 percent increase, respectively, compared to the same periods of 2015. Free cash flow in the second quarter of 2016 totaled $25 million and $78 million for the six month period ended June 30, 2016, a 76 and 36 percent increase, respectively, compared to the same periods of 2015.

Share Repurchase Update

Year-to-date, Allscripts repurchased 4.1 million shares for a total of $52 million, at an average cost of $12.84 per share, pursuant to the previously authorized $150 million stock repurchase program through December 31, 2018.

As of June 30, 2016, there was $98 million remaining under the current authorization.

2016 Financial Guidance

Allscripts affirmed its prior financial guidance for 2016 as follows:

  Non-GAAP revenue of between $1.580 billion and $1.610 billion;

  Adjusted net EBITDA of between $280 million and $300 million; and

  Non-GAAP earnings per share guidance of between $0.55 and $0.62 per diluted share.

Allscripts provides guidance for revenue on a non-GAAP basis and guidance for Adjusted net EBITDA. Our non-GAAP revenue guidance for 2016 excludes the impact of acquisition-related deferred revenue adjustments as a result of the Netsmart transaction totaling approximately $29 million, most of which will be accounted for as a reduction to revenue for GAAP purposes in 2016.

For the purpose of providing financial guidance, the Company does not reconcile Adjusted net EBITDA or non-GAAP earnings per share guidance to the corresponding GAAP financial measures. Allscripts does not provide guidance for the various reconciling items as it is unable to provide guidance for these reconciling items since certain items that impact both Adjusted net EBITDA and net income are either outside of its control and/or cannot be reasonably predicted.

For a reconciliation of other GAAP and non-GAAP items, see the explanation of non-GAAP financial measures as well as the GAAP and non-GAAP reconciliation financial tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, August 4, 2016, at 4:30 PM Eastern Standard Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13640622.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13640622.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, other client services, remote hosting, outsourcing and subscription-based services.

About Allscripts
Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2016 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.
Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the response of customers and competitors to the Netsmart joint business entity; the expected financial contribution and results of the Netsmart business entity, including consolidation for financial reporting purposes; Allscripts failure to compete successfully; consolidation in Allscripts industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts sales, services, and support organizations; market acceptance of Allscripts products and services; the unpredictability of the sales and implementation cycles for Allscripts products and services; Allscripts ability to manage future growth; Allscripts ability to introduce new products and services; Allscripts ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts products; Allscripts ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts ability to hire, retain and motivate key personnel; performance by Allscripts content and service providers; liability for use of content; security breaches; price reductions; Allscripts ability to license and integrate third party technologies; Allscripts ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts ability to maintain proper and effective internal controls; and asset impairment charges. Additional information about these and other risks, uncertainties, and factors affecting Allscripts business is contained in Allscripts filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the Allscripts Annual Report on Form 10-K and subsequent Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition, or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$90.7	$116.9
Accounts receivable, net	395.7	327.8
Prepaid expenses and other current assets	107.8	93.6
Total current assets	594.2	538.3
Long-term marketable securities (a)	187.5	0.0
Fixed assets, net	143.7	125.6
Software development costs, net	97.6	85.8
Intangible assets, net	715.7	347.6
Goodwill	1,846.9	1,222.6
Deferred taxes, net	2.5	2.3
Other assets (a)	122.0	359.7
Total assets	$3,710.1	$2,681.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84.5	$60.0
Accrued expenses	65.7	62.0
Accrued compensation and benefits	52.4	62.4
Deferred revenue	373.5	315.9
Current maturities of long-term debt	12.1	12.2
Non-recourse current maturities of long-term debt - Netsmart	11.6	0.0
Current maturities of capital lease obligations	7.5	0.4
Total current liabilities	607.3	512.9
Long-term debt	632.7	612.4
Non-recourse long-term debt - Netsmart	523.4	0.0
Long-term capital lease obligations	10.0	0.6
Deferred revenue	20.0	20.3
Deferred taxes, net	144.2	22.2
Other liabilities	54.0	94.5
Total liabilities	1,991.6	1,262.9
Redeemable convertible non-controlling interest - Netsmart	367.3	0.0
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,340.0	1,407.8
Non-controlling interest	11.2	11.2
Total stockholders’ equity	1,351.2	1,419.0
Total liabilities and stockholders’ equity	$3,710.1	$2,681.9

(a) As of June 30, 2016, long-term available-for-sale marketable securities represent the value of NantHealth common stock subsequent to its IPO. As of December 31, 2015, this investment was included in other assets as it was accounted for under the equity method of accounting prior to the IPO.

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
Software delivery, support and maintenance	$249.8	$232.5	$479.0	$460.1
Client services	136.7	119.2	253.1	226.2
Total revenue	386.5	351.7	732.1	686.3
Cost of revenue:
Software delivery, support and maintenance	79.1	75.7	154.3	152.4
Client services	118.7	111.6	219.6	218.8
Amortization of software development and acquisition-related assets (a)	22.0	20.8	39.6	41.7
Total cost of revenue	219.8	208.1	413.5	412.9
Gross profit	166.7	143.6	318.6	273.4
Selling, general and administrative expenses	94.8	86.7	178.9	168.8
Research and development	47.9	44.4	94.9	91.1
Asset impairment charges	0.0	0.3	4.7	0.3
Amortization of intangible and acquisition-related assets	5.4	6.6	9.6	13.3
Income (loss) from operations	18.6	5.6	30.5	(0.1)
Interest expense and other, net (b)	(16.3)	(7.5)	(22.9)	(12.9)
Equity in net (loss) earnings of unconsolidated investments	(4.9)	0.2	(7.5)	0.2
Income (loss) before income taxes	(2.6)	(1.7)	0.1	(12.8)
Income tax benefit (provision)	0.5	(1.5)	(0.1)	(0.5)
Net (loss) income	(2.1)	(3.2)	0.0	(13.3)
Less: Net loss attributable to non-controlling interest	0.1	0.0	0.0	0.0
Less: Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	(8.2)	0.0	(8.2)	0.0
Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders	($10.2)	($3.2)	($8.2)	($13.3)

Loss per share - basic and diluted	($0.05)	($0.01)	($0.04)	($0.07)

Weighted average common shares outstanding:
Basic	186.8	181.6	187.7	181.1
Diluted	186.8	181.6	187.7	181.1

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$10.4	$11.6	$20.6	$23.4
Amortization of acquisition-related intangible assets	11.6	9.2	19.0	18.3
	$22.0	$20.8	$39.6	$41.7

(b) Interest expense and other, net are comprised of the following for the periods presented:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$2.8	$2.9	$5.6	$5.6
Interest expense	12.1	4.1	15.7	8.0
Amortization of discounts and debt issuance costs	1.5	0.5	2.1	1.2
Other income, net	(0.1)	-	(0.5)	(1.9)
Total interest expense and other, net	$16.3	$7.5	$22.9	$12.9

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net (loss) income	($2.1)	($3.2)	$0.0	($13.3)
Non-cash adjustments to net (loss) income:
Depreciation and amortization	42.1	41.8	76.6	83.5
Stock-based compensation expense	10.2	9.2	20.1	18.3
Other non-cash charges, net	3.4	0.0	10.5	0.0
Total non-cash adjustments to income	55.7	51.0	107.2	101.8
Cash impact of changes in operating assets and liabilities	2.6	(17.5)	24.9	0.3
Net cash provided by operating activities	56.2	30.3	132.1	88.8
Cash flows from investing activities:
Capital expenditures	(8.8)	(3.5)	(16.6)	(9.6)
Capitalized software	(22.0)	(12.4)	(37.1)	(21.7)
Purchases of equity securities in partner entities, business acquisitions, net of cash acquired and other investments	(925.7)	(218.8)	(926.2)	(219.5)
Sales and maturities of marketable securities and other investments	0.0	0.0	0.0	1.3
Net cash used in investing activities	(956.5)	(234.7)	(979.9)	(249.5)
Cash flows from financing activities:
Repurchase of common stock	(14.6)	0.0	(52.1)	0.0
Proceeds from issuance of redeemable convertible preferred stock	333.6	0.0	333.6	0.0
Proceeds from sale or issuance of common stock	0.0	101.4	0.0	101.4
Stock-based compensation-related payments, net	(2.5)	(3.0)	(6.4)	(5.2)
Senior secured debt borrowings, net	574.6	93.8	546.2	88.1
Net cash provided by financing activities	891.1	192.2	821.3	184.3
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.2	0.3	(0.3)
Net (decrease) increase in cash and cash equivalents	(9.4)	(12.0)	(26.2)	23.3
Cash and cash equivalents, beginning of period	100.1	88.5	116.9	53.2
Cash and cash equivalents, end of period	$90.7	$76.5	$90.7	$76.5

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Total revenue, as reported	$386.5	$351.7	$732.1	$686.3

Acquisition-related deferred revenue adjustments	10.1	0.0	10.1	0.0
Total non-GAAP revenue	$396.6	$351.7	$742.2	$686.3

Gross profit, as reported	$166.7	$143.6	$318.6	$273.4

Acquisition-related deferred revenue adjustments	10.1	0.0	10.1	0.0
Acquisition-related amortization	11.6	9.2	19.0	18.3
Stock-based compensation expense	2.2	2.5	4.9	5.0
Total non-GAAP gross profit	$190.6	$155.3	$352.6	$296.7

Income (loss) from operations, as reported	$18.6	$5.6	$30.5	($0.1)

Acquisition-related deferred revenue adjustments	10.1	0.0	10.1	0.0
Acquisition-related amortization	17.0	15.8	28.6	31.6
Stock-based compensation expense	10.7	10.0	21.1	19.5
Non-recurring expenses and transaction-related costs (a)	0.9	7.4	4.6	13.5
Non-cash asset impairment charges	0.0	0.3	4.7	0.3
Total non-GAAP operating income	$57.3	$39.1	$99.6	$64.8

Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	($10.2)	($3.2)	($8.2)	($13.3)
Less: Net loss attributable to non-controlling interest	(0.1)	0.0	0.0	0.0
Less: Accretion of redemption preference on redeemable convertible non-controlling interest	8.2	0.0	8.2	0.0
Net (loss) income, as reported	($2.1)	($3.2)	$0.0	($13.3)

Acquisition-related deferred revenue adjustments	10.1	0.0	10.1	0.0
Acquisition-related amortization	17.0	15.8	28.6	31.6
Stock-based compensation expense	10.7	10.0	21.1	19.5
Non-recurring expenses and transaction-related costs (a)	0.9	7.4	4.6	13.5
Non-cash asset impairment charges	0.0	0.3	4.7	0.3
Non-cash charges to interest expense and other	2.8	3.1	5.6	5.7
Equity in net earnings of unconsolidated investments	4.9	0.0	7.5	0.0
Tax effect of adjustments to reconcile GAAP to non-GAAP net income	(16.2)	(12.7)	(28.7)	(24.5)
Tax rate alignment	0.4	2.1	0.1	5.0
Total Non-GAAP net income	$28.5	$22.8	$53.6	$37.8
Less: Non-GAAP net income attributable to non-controlling interest	(1.7)	0.0	(1.8)	0.0
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$26.8	$22.8	$51.8	$37.8

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	189.6	183.6	189.7	182.4

Loss per share - basic and diluted, as reported	($0.05)	($0.01)	($0.04)	($0.07)

Non-GAAP earnings per share attributable to Allscripts Healthcare Solutions, Inc. - diluted	$0.14	$0.12	$0.27	$0.21

Note: Adjustments to reconcile GAAP to non-GAAP net income are presented gross of tax, with net tax effects included in row titled "Tax effect of adjustments to reconcile GAAP to non-GAAP net income".
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2015	2014

Operating expenses:
Severance and other costs	0.2	7.4	0.2	13.4
Transaction-related costs	0.7	0.0	4.4	0.1
Total non-recurring expenses and transaction related costs	$0.9	$7.4	$4.6	$13.5

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Total revenue, as reported	$386.5	$351.7	$732.1	$686.3
Acquisition-related deferred revenue adjustments	10.1	0.0	10.1	0.0
Total non-GAAP revenue	$396.6	$351.7	$742.2	$686.3

Net (loss) income, as reported	($2.1)	($3.2)	$0.0	($13.3)

Acquisition-related deferred revenue adjustments	10.1	0.0	10.1	0.0
Depreciation and amortization	42.1	41.8	76.6	83.5
Stock-based compensation expense	10.7	10.0	21.1	19.5
Non-recurring expenses and transaction-related costs	0.9	7.4	4.6	13.5
Non-cash asset impairment charges	0.0	0.3	4.7	0.3
Interest expense and other, net (a)	12.0	4.0	15.2	7.7
Equity in net earnings of unconsolidated investments	4.9	0.0	7.5	0.0
Tax (benefit)/provision	(0.5)	1.5	0.1	0.5

Adjusted EBITDA	78.1	61.8	139.9	111.7

Adjusted EBITDA margin (b)	20%	18%	19%	16%

Less: Adjusted EBITDA attributable to non-controlling interest	8.6	0.0	8.8	0.0

Adjusted net EBITDA, net of non-controlling interest	$69.5	$61.8	$131.1	$111.7

Adjusted net EBITDA margin, net of non-controlling interest (c)	18%	18%	18%	16%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue

(c) Adjusted net EBITDA margin, net of non-controlling interest is calculated by dividing adjusted net EBITDA, net of non-controlling interest by total revenue.

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$56.2	$30.3	$132.1	$88.8
Cash flows from investing activities:
Capital expenditures	(8.8)	(3.5)	(16.6)	(9.6)
Capitalized software	(22.0)	(12.4)	(37.1)	(21.7)
Free cash flow	$25.4	$14.4	$78.4	$57.5

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, net income, including non-GAAP earnings per share, non-GAAP effective income tax rate, Adjusted EBITDA and free cash flow, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definitions of non-GAAP financial measures used throughout this document are presented below:

  Non-GAAP revenue consists of GAAP revenue and adds back deferred revenue from the Netsmart transaction that is eliminated for GAAP purposes due to purchase accounting adjustments.

  Non-GAAP gross profit consists of GAAP gross profit as reported and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization and stock-based compensation expense. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of GAAP revenue in the applicable period. For the second quarter of 2016, non-GAAP gross margin totaled 48.1 percent, consisting of non-GAAP gross profit of $190.6 million divided by revenue of $396.6 million. For the second quarter of 2015, non-GAAP gross margin totaled 44.2 percent consisting of non-GAAP gross profit of $155.3 million divided by revenue of $351.7 million. Reconciliations to non-GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D. For the second quarter of 2016, non-GAAP operating expense totaled $133.3 million consisting of $94.8 million of GAAP SG&A and $47.9 million of GAAP R&D expense and excludes $0.9 million of total non-recurring expenses and transaction-related costs and $8.5 million of stock-based compensation expense recorded to SG&A and R&D. For the second quarter of 2015, non-GAAP operating expense totaled $116.2 million consisting of $86.7 million of GAAP SG&A and $44.4 million of GAAP R&D expense and excludes $7.4 million of total non-recurring expense and transaction-related costs and $7.5 million of stock-based compensation expense recorded to SG&A and R&D.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: acquisition-related deferred revenue adjustments; depreciation and amortization; stock-based compensation expense; non-recurring expenses and transaction-related costs; non-cash asset impairment charges; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit).

  Adjusted net EBITDA, net of non-controlling interest, is a non-GAAP measure and consists of Adjusted EBITDA as described above, with an adjustment to reduce Adjusted EBITDA for the percentage of non-controlling interest outside Allscripts ownership position. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock.

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate, and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, non-cash asset impairment charges, and equity in net earnings of unconsolidated investments and the related tax effect of the aforementioned adjustments. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc. is a non-GAAP measure and consists of Non-GAAP net income as described above, with an adjustment to reduce Non-GAAP net income for the percentage of non-controlling interest outside Allscripts ownership position. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock.

  Non-GAAP earnings per share consists of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.

Deferred Revenue. Deferred revenue adjustments include acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenue acquired in a business acquisition. The fair value of acquired deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Allscripts adds back deferred revenue for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs. Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting, and other charges incurred in connection with activities that are considered one-time. For the second quarter of 2016, Allscripts and Netsmart incurred $0.7 million of transaction-related expenses associated with the Netsmart joint business entity.

Allscripts excludes non-recurring expenses and transaction-related costs from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense and other includes non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities and the write-down of the carrying value of equity investments in third parties.

Equity in Net Earnings of Unconsolidated Investments. Equity in net earnings of unconsolidated investments represent our share of the equity earnings (losses) of our investments in third parties accounted for under the equity method, including the amortization of cost basis adjustments. The amounts recognized during the three and six months ended June 30, 2016 represent our share of the net loss incurred by NantHealth LLC along with the amortization of cost basis adjustments prior to its initial public offering in June 2016.

Tax Rate Alignment. Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, SG&A, operating expense, operating income, net income, non-GAAP net income on a per share basis, Adjusted EBITDA, Adjusted EBITDA, net of non-controlling interest and free cash flow, provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein. Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the definitions and reconciliations of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

For more information contact:

Investors:
Seth Frank
312-506-1213
seth.frank@allscripts.com

Media:
Concetta DiFranco
312-447-2466
concetta.difranco@allscripts.com